Exhibit 99.1

NEWS RELEASE

CONTACT: Norris Battin The Cooper Companies, Inc. ir@coopercompanies.com	21062 Bake Parkway Lake Forest, CA 92630 888-822-2660 Fax: 949-597-0662

FOR IMMEDIATE RELEASE

THE COOPER COMPANIES REPORTS FIRST QUARTER RESULTS

LAKE FOREST, Calif., March 8, 2007 — The Cooper Companies, Inc. (NYSE: COO) today reported results for the fiscal first quarter of 2007.

First Quarter Highlights

•

Revenue $219.4 million, 7% above first quarter 2006, 4% above in constant currency. CooperVision (CVI) revenue $183.6 million, up 1% in constant currency; CooperSurgical (CSI) revenue $35.8 million, up 19% with 10% organic growth.

•

Reported EPS 12 cents. These earnings include share-based compensation expenses of 12 cents, acquisition and restructuring expenses, intellectual property and securities litigation costs, write-off of net deferred financing costs and acquired in-process research and development totaling $22.8 million net of tax, or 48 cents per diluted share.

Commenting on the quarter’s performance, Robert S. Weiss, Cooper’s chief operating officer said, “Cooper’s revenue and related earnings in the first quarter were in line with our expectations and globally we gained market share during the quarter.

“CooperVision continued to expand its specialty contact lens offerings in the United States this quarter as we introduced Biomedics EP, a multifocal lens for emerging presbyopes, Proclear 1 Day and Proclear toric multifocal.

“We continue to increase our silicone hydrogel production capacity. Four lines are now producing lenses as we support our existing customers and prepare to expand our distribution in the United States during the summer. A fifth line is dedicated to research and development activities and is designed to improve the manufacturing process. Our target remains to have ten lines operating by the end of fiscal 2007.

“Our ability to increase capacity and reduce production costs for our silicone hydrogel products depends on continuing to improve the manufacturing processes used on the new manufacturing platform for these products. Silicone hydrogel products, while essential to CVI’s long-term success, are not expected to begin to contribute significantly to our revenue growth until the second half of 2007.

“Our single-use marketing program was introduced to practitioners in the United States beginning in January, and we believe that the conversion of the single-use production lines to the more convenient strip-blister format provides us with adequate capacity to support this effort.

“The logistics problems that we experienced in the fourth quarter of 2006 are largely behind us, and we are on track to complete the consolidation of our worldwide distribution activities into three regional centers during 2007.

“We continue to expect that by the end of 2007, the integration of Ocular Sciences and CooperVision will be generating in excess of $50 million in annualized cost savings, and more than $10 million in annualized tax savings from a lower effective tax rate.”

Commenting on CooperSurgical’s performance, Weiss noted, “Our women’s healthcare business continued its strong performance with sales up 19% in the first fiscal quarter, 10% on an organic basis.”

Lone Star Medical Products, Inc. (Lone Star), the line of women’s healthcare surgical products that we acquired in November 2006, contributed $2.5 million of revenue during the first fiscal quarter of 2007. In February, Cooper acquired Wallach Surgical Devices, Inc. (Wallach), a manufacturer of gynecological devices used primarily in practitioners’ offices with annual revenue of about $10 million. The Wallach acquisition is expected to be accretive to earnings per share within its first year of operation.

Non-GAAP Financial Measures

In addition to results in accordance with GAAP, Cooper management also considers non-GAAP results as important supplemental financial measures in evaluating its ongoing core operating results and in making operating decisions.

Non-GAAP earnings and guidance exclude from GAAP results share-based compensation expense and other items that management does not consider part of core operating performance. Management uses these non-GAAP results to compare actual operating results to its business plans, assess expectations after the integration period, calculate debt compliance covenants, allocate resources and evaluate potential acquisitions. Management believes that presenting these non-GAAP results also allows investors, as well as management, to evaluate results from one period to another on a comparable basis.

Specific items that Cooper excludes from its GAAP results when evaluating core operational performance are:

•	Share-based compensation expense

These are the costs of stock option and restricted stock grants to employees and directors specified under SFAS No. 123R, Share-Based Payments. While share-based compensation is an ongoing and recurring expense, it does not require cash settlement, is subject to significant period-to-period variability (it is dependent on the timing of the grants, is potentially impacted by acquisitions and can be affected by changes in computational variables) and is recognized prospectively. Since we adopted the modified prospective method of accounting for share-based payments, results are not always comparable to prior periods. As a result, we exclude these charges for purposes of evaluating core operating performance.

•	Acquisition and restructuring expenses consisting of

➢	Restructuring and integration expenses related primarily to the integration of Ocular Sciences, Inc. (Ocular) into CooperVision, Inc., which are charged to cost of sales and operating expense. They consist of costs to integrate duplicate facilities, streamline manufacturing and distribution practices and integrate sales, marketing and administrative functions. Cooper adjusts for these costs because they are incurred as part of CVI’s three-year Ocular integration plan, but are not included in its core business operating plan.

➢	Manufacturing and distribution rationalization and start-up costs also related primarily to the integration of Ocular and CVI. They consist of costs to:

•	Restructure manufacturing locations (products are manufactured in multiple facilities until a final location is operational).

•	Eliminate duplicate distribution locations (products are stored and shipped from several locations while central warehouses are completed).

•	Develop new manufacturing technologies, specifically silicone hydrogel manufacturing.

We adjust for these costs because once the specific integration activities have been completed and new technology and manufacturing techniques have been applied, the costs will be eliminated.

➢	Losses and costs associated with phasing out corneal health products and the write-off of associated unrealizable net assets.

➢	Acquired in-process R&D charges. These are generally disregarded when evaluating an acquisition and often result in revised charges that vary significantly in size and amount depending on the results of the formal appraisal process that may take up to twelve months to complete following a transaction. Management adjusts for these expenses because they are excluded when evaluating the impact of an acquisition on continuing performance.

•	Expenses associated with certain intellectual property and securities litigation

Cooper has filed suits claiming patent infringement to protect its intellectual property, sought a declaratory judgment that a CVI product does not infringe any valid and enforceable claims of competitors’ patents and is also incurring expenses associated with securities litigation. These cases have not historically been part of Cooper’s normal operations.

Not all the items listed occurred in the first fiscal quarter of 2007 or 2006. Specific amounts for the items in the first fiscal quarter of 2007 and 2006 are below in the table headed “Reconciliation of Non-GAAP Earnings to GAAP Net Income.”

Operating results adjusted for these items should not be considered alternatives to any performance measures derived in accordance with GAAP. We present them because we consider their disclosure an important supplemental measure of our performance. In evaluating Cooper’s non-GAAP earnings and guidance, investors are cautioned that in future periods Cooper expects to incur expenses similar to those for which adjustments are made in the presentation of non-GAAP earnings. Our presentation of non-GAAP earnings and guidance should not be construed as an inference that our future results will be unaffected by similar items or nonrecurring or unusual charges.

Cooper’s non-GAAP earnings have limitations as an analytical tool, including that they do not reflect the cost of:

•	Stock options and other share-based compensation, which are important components of compensation programs for employees and directors.

•	The Ocular integration, and the integration and restructuring of other acquisitions.

•	New manufacturing technologies, specifically silicone hydrogel manufacturing, and the phase out of product lines that are being eliminated.

•	Pending intellectual property and securities litigation, which we expect to be significant but are difficult to forecast.

In addition, non-GAAP results may not be useful when comparing Cooper to other companies that may calculate these measures differently. Moreover, the impact of many of the items excluded (particularly litigation and restructuring) on our guidance is difficult to quantify because of significant uncertainty in timing and the range of possible outcomes. These items could be material.

Cooper also uses the term earnings before interest, taxes, depreciation and amortization (EBITDA), a commonly used measure of cash flow, when discussing cash generation with its lenders. This non-GAAP term may not be useful when comparing Cooper to other companies that calculate this measure differently.

Cooper compensates for these limitations by relying primarily on GAAP results and supplementing these with non-GAAP earnings results.

Fiscal First Quarter 2007 Revenue and Expense Summary

Cooper’s reported first quarter revenue of $219.4 million was 7% above last year’s first quarter, 4% in constant currency.

Reported gross margin was 59% compared with 63% in the prior year’s first quarter and in 2007 includes costs for items considered unrelated to core operating performance as listed in the table below “Reconciliation of Non-GAAP Earnings to GAAP Net Income.”

Selling, general and administrative expense grew 15% and was 44% of sales compared with 41% in last year’s first quarter. The first quarter 2007 results include $6.7 million for share-based compensation expense (3% of sales) and $5.9 million (3% of sales) for costs associated with other items considered unrelated to core operating performance as listed in the table below “Reconciliation of Non-GAAP Earnings to GAAP Net Income.”

Research and development expense in the quarter was $11.1 million including the write-off of $4.2 million of acquired assets and $175 thousand for share-based compensation expense. R&D expenses were 3% of sales, the same as in last year’s first quarter, excluding the write-off of acquired assets in 2007. CVI’s R&D activities include programs to develop silicone hydrogel products and single-use new product development.

Operating margin was 7% for the quarter compared with 16% in last year’s first quarter. After excluding the share-based compensation expense and other items considered unrelated to core operating performance as described above – $25.2 million in the quarter or 12% of sales – operating margin was 19% compared with 20% in last year’s first quarter on a comparable basis.

Interest expense was 4% of sales, the same as in last year’s first quarter after excluding $882 thousand and $4.1 million, respectively, for the write-off of deferred financing costs.

The effective tax rate (ETR) for the quarter (provision for taxes divided by income before taxes) was 21.2%, 14.5% excluding items considered unrelated to core operating performance as listed in the table below “Reconciliation of Non-GAAP Earnings to GAAP Net Income.” For the foreseeable future, Cooper anticipates an ETR in the 13% - 15% range for its core operating business.

Balance Sheet and Cash Flow Highlights

•

As announced earlier, Cooper completed a financing on January 31, 2007, which included a private placement of $350 million aggregate principal amount of senior notes due 2015 and a $650 million multicurrency revolving credit facility maturing in five years, which is not subject to amortization.

•	Adjusted EBITDA, as defined in our credit agreement, was $57.9 million in the first quarter compared with $54.4 million in the first quarter last year.

•	At the end of the fiscal first quarter, Cooper’s days sales outstanding (DSO) were 64 days, compared with 68 days at last year’s first quarter. Cooper expects future DSOs in the mid 60’s.

•

Inventory months on hand was 8.3 months at the end of the fiscal quarter, versus 7.8 months at last year’s first quarter, and 8.0 months at last year’s fourth fiscal quarter, in line with expectations, as inventory is built to support new product launches and distribution center consolidations.

•

Capital expenditures were $50 million in the quarter primarily to expand manufacturing capacity, consolidate distribution centers and to continue the rollout of new information systems in selected locations. Cooper expects capital expenditures in fiscal 2007 of about $160 million (which included $10 million previously reported in fiscal 2006) primarily for expanded manufacturing capacity.

•	Depreciation and amortization expense was $16.1 million for the quarter.

2007 Guidance

To adjust for the Wallach acquisition, Cooper is revising revenue guidance for 2007 from the previous range of $920 million to $960 million to $927 million to $967 – CVI revenue remains unchanged at $780 million to $810 million and CSI revenue increases to $147 million to $157 million.

Non-GAAP EPS guidance is unchanged from previous guidance and is expected to be in the range of $2.90 to $3.05, which excludes estimated share-based compensation expense of 30 cents to 35 cents per share and other specific expenses. GAAP EPS guidance is expected to be $1.55 to $1.90.

In addition to operating and market variables, the timing of CVI’s ramp up of silicone hydrogel production, the acceptance of new products and the completion of the Ocular integration could affect Cooper’s guidance.

CooperVision Business Details

Contact Lens Market Update

2006 Manufacturers’ Soft Lens Revenue

(Product Data as Reported, Geographic Region and Worldwide Data in Constant Currency )

	Market % Change CY06 vs. CY05*	CVI % Change CY06 vs. CY05
Spherical lenses (ex single-use)	(3)	(9)
Single-use spherical lenses	+7	+11
Toric lenses	+10	+4
Multifocal lenses	+7	+12
Cosmetic lenses	(3)	(7)
All silicone hydrogel lenses	+50	N/A
Americas region	+10	(4)
European region	+2	+3
Asia-Pacific region	(2)	(3)
Worldwide soft contact lenses	+3	(1)

*	Compiled by an independent survey organization.

Note: Supplemental revenue data trends can be found on Cooper’s Web site www.coopercos.com at the link “Supplemental Market            and Revenue Data” in the Financial Information section.

Based on the market data in the table above, CooperVision believes that its worldwide market share in calendar 2006 was 16%; 18% market share in the Americas region (47% of its business), 21% share in Europe (38% of its business) and 8% share in Asia-Pacific (15% of its business).

According to this data, silicone hydrogel revenue accounted for 22% of worldwide contact lens revenue during the fourth quarter and 22% of revenue during calendar 2006. It declined 6% in the fourth calendar quarter of 2006 from the third calendar quarter. About three-quarters of silicone hydrogel revenue is generated in North America.

Compared with the fourth calendar quarter of 2005, total patient visits to contact lens practitioners in the United States grew 1%, and new patient visits grew 3% during the calendar fourth quarter of 2006 according to Health Product Research, who reports on a statistical sampling of practitioners each quarter.

According to these estimates, silicone hydrogel lenses accounted for 43% of new patient visits to contact lens practitioners in the United States during the fourth calendar quarter of 2006 compared with 44% in the third quarter, 42% in the second quarter and 35% in the first quarter.

Silicone hydrogel toric lenses accounted for 34% of new fits in the United States market in the fourth calendar quarter of 2006, 35% in the third quarter, 30% in the second quarter and 25% in the first quarter.

CooperVision Worldwide Revenue Highlights for Fiscal First Quarter 2007

•	CVI’s worldwide revenue of $183.6 million increased 5% from last year’s first quarter, up 1% in constant currency.

•

Reported first quarter sales of CVI’s core product lines – specialty lenses (toric, cosmetic and multifocal lenses), PC Technology brand spherical lenses, silicone hydrogel spherical lenses and single-use lenses – were $124.5 million, up 14%. These account for 68% of CVI’s soft lens business.

•

CVI’s disposable toric lens revenue grew 15% in the first quarter and is now 85% of its total toric revenue. Reported sales of all toric lenses were $63.5 million, up 8%, accounting for 35% of CVI’s soft lens business. CVI’s toric lens revenue growth outside of the United States grew 22% in the quarter. It now represents 54% of CVI’s total toric revenue.

•

Proclear products, including Biomedics XC, grew 31% worldwide and 38% in the United States. Proclear sphere products grew 21% worldwide and 30% in the United States. Proclear toric grew 43% worldwide and 48% in the United States. Proclear Multifocal products grew 51% worldwide and 55% in the United States.

•	Disposable multifocal products grew 17%. All multifocal lenses grew 12%.

CVI Selected Soft Lens Revenue Data

for Major Product and Geographic Categories

(Product Data as Reported, Geographic Region and Worldwide Data in Constant Currency )

	Market % Change 4Q CY06 vs. 4Q CY05	CVI % Change 1Q FY07** vs. 1Q FY06	CVI % Revenue 1Q FY07
Core products*	n/a	+14	68
Disposable lenses	n/a	+9	90
Spherical lenses (ex single-use)	(5)	(1)	44
Single-use spherical lenses	+8	+22	14
Toric lenses	+9	+8	35
Disposable toric lenses	n/a	+15	29
Multifocal lenses	(1)	+12	6
PC materials	n/a	+31	21
Americas region	+8	(1)	44
European region	(3)	+2	39
Asia-Pacific region	(10)	+12	17
Worldwide soft contact lenses	(1)	+2	100

*	Core products include: specialty lenses, PC Technology brand spherical lenses, silicone hydrogel spherical lenses and single-use lenses.
**	CVI’s fiscal quarter is November, December and January.

Note: Supplemental revenue data trends can be found on Cooper’s Web site www.coopercos.com at the link “Supplemental Market           and Revenue Data” in the Financial Information section.

CVI Anticipated New Products

CVI expects to introduce Proclear single-use in Europe in calendar 2007. In calendar 2008, an improved two-week silicone hydrogel sphere and Biofinity toric are expected to be introduced in the United States and Europe. Proclear single-use is scheduled for introduction in Japan in calendar 2008 or early calendar 2009, depending on local regulatory approval.

CVI Fiscal First Quarter Expenses

CVI’s reported gross margin was 59% compared with 64% in the first quarter of 2006. These results include costs for share-based compensation expense and acquisition and restructuring charges primarily related to the consolidation of manufacturing locations and start-up expenses for new silicone hydrogel products. These items amounted to $6.2 million in the first fiscal quarter or 4% of sales. Manufacturing inefficiencies associated with the ramp up of new products and plant realignment activities are expected to continue throughout fiscal 2007.

CVI’s SGA expense grew 13% during the quarter, primarily related to integration activities, as revenue increased 5%. These results include share-based compensation expense, costs associated with the rationalization of CVI’s distribution centers in Europe and the United States and intellectual property litigation expenses.

Research and development expense was $5.8 million in the first quarter.

CooperSurgical Business Details

During the first quarter, revenue at CSI, Cooper’s women’s healthcare medical device business, grew 19% to $35.8 million. Organic revenue grew 10%.

CSI’s gross margin was 60% for the quarter compared with 57% in the prior year. Operating margin was 5% for the quarter including $498 thousand associated with integration activities of its surgical product lines, acquired in-process research and development of $4.2 million and share-based compensation expense of $669 thousand.

Earnings Per Share

All per share amounts in this news release refer to diluted per share amounts.

Unaudited Supplemental Income Statement Data and Reconciliation of Non-GAAP Earnings to GAAP Net Income ($ in thousands, except per share amounts)

Supplemental income statement data reflecting our individual business units and the impact of specified items, together with a reconciliation of our non-GAAP earnings based on the items discussed above under “Non-GAAP Financial Measures” to our GAAP net income follows.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income by Business Unit

(Unaudited)

	Three Months Ended January 31,		% Increase	% Revenue	% Revenue
	2007	2006		2007	2006
Net sales:
CVI	$183,622	$175,626	5%	100%	100%
CSI	35,798	30,113	19%	100%	100%

Total net sales	219,420	205,739	7%	100%	100%

Cost of sales:
CVI (1)	75,012	63,775	18%	41%	36%
CSI (2)	14,496	12,803	13%	40%	43%

Total cost of sales (1), (2)	89,508	76,578	17%	41%	37%

Gross profit:
CVI	108,610	111,851	-3%	59%	64%
CSI	21,302	17,310	23%	60%	57%

Total gross profit	129,912	129,161	1%	59%	63%

SGA:
CVI (3)	73,871	65,161	13%	40%	37%
CSI (4)	13,536	10,697	27%	38%	36%
Corporate (5)	10,116	8,588	18%	—	—

Total SGA (3) - (5)	97,523	84,446	15%	44%	41%

Research and development:
CVI (6)	5,788	5,240	10%	3%	3%
CSI (7)	5,323	692	669%	15%	2%

Total research and development (6), (7)	11,111	5,932	87%	5%	3%

Restructuring costs:
CVI (8)	1,851	1,340	38%	1%	1%
CSI (9)	14	—	N/A	—	—

Total restructuring costs (8), (9)	1,865	1,340	39%	1%	1%

Amortization:
CVI	3,066	3,083	-1%	2%	2%
CSI	585	646	-9%	2%	2%

Total amortization	3,651	3,729	-2%	2%	2%

Operating expense:
CVI	84,576	74,824	13%	46%	43%
CSI	19,458	12,035	62%	54%	40%
Corporate	10,116	8,588	18%	—	—

Total operating expense	114,150	95,447	20%	52%	46%

Operating income:
CVI	24,034	37,027	-35%	13%	21%
CSI	1,844	5,275	-65%	5%	18%
Corporate	(10,116)	(8,588)	-18%	—	—

Total operating income	15,762	33,714	-53%	7%	16%

Interest expense (10)	9,792	12,513	-22%	4%	6%
Other income (loss), net	819	(1,078)

Income before income taxes	6,789	20,123
Provision for income taxes (11)	1,441	2,169

Net income	$5,348	$17,954

Add interest charge applicable to convertible debt	523	522

Income for calculating diluted earnings per share	$5,871	$18,476

Diluted earnings per share	$0.12	$0.39

Number of shares used to compute earnings per share	47,574	47,614

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Earnings to GAAP Net Income

	Three Months Ended January 31,
	2007	2006
GAAP net income	$5,348	$17,954

Non-GAAP adjustments:
CooperVision restructuring costs in cost of sales	632	430
CooperVision share-based employee compensation expense in cost of sales	232	—
CooperVision restructuring costs in operating expenses	1,851	1,340
CooperVision share-based employee compensation expense in SGA	1,469	983
CooperVision share-based employee compensation expense in R&D	166	80
CooperVision production start-up costs in cost of sales	5,342	—
CooperVision distribution center rationalization costs in SGA	3,556	—
CooperVision intellectual property litigation expenses in SGA	1,785	—
Corneal health product lines phase out in cost of sales	—	(458)
Corneal health product lines phase out in SGA	—	835
Corneal health product lines phase out in R&D	88	567
CooperSurgical inventory step-up in cost of sales	54	—
CooperSurgical share-based employee compensation expense in cost of sales	51	—
CooperSurgical share-based employee compensation expense in SGA	609	433
CooperSurgical share-based employee compensation expense in R&D	9	7
CooperSurgical restructuring costs in SGA	498	—
CooperSurgical restructuring costs in operating expenses	14	—
CooperSurgical in-process R&D	4,157	—
Corporate share-based employee and director compensation expense in SGA	4,632	3,395
Corporate securities litigation expenses in SGA	79	—
Write-off of deferred financing costs	882	4,085
Gain on derivative instrument	—	—
Income tax effect	(3,325)	(1,064)

	22,781	10,633

Non-GAAP net income	$28,129	$28,587

Add interest charge applicable to convertible debt	523	522

Income for calculating diluted earnings per share	$28,652	$29,109

Diluted earnings per share	$0.60	$0.61

Number of shares used to compute earnings per share	47,574	47,614

Listed below are the items included in net income that management excludes in computing non-GAAP financial measures as described under “Non-GAAP Financial Measures.”

		Three Months Ended January 31,
		2007	2006
(1)	CVI Cost of sales:
	Restructuring	$632	$430
	Share-based compensation	232	—
	Production start-up	5,342	—
	Corneal health product line phase out	—	(458)

		$6,206	$(28)

(2)	CSI Cost of sales:
	Inventory step-up	$54	$—
	Share-based compensation	51	—

		$105	$—

(3)	CVI SGA:
	Share-based compensation	$1,469	$983
	Distribution start-up	3,556	—
	Intellectual property litigation	1,785	—
	Corneal health product line phase out	—	835

		$6,810	$1,818

(4)	CSI SGA:
	Share-based compensation	$609	$433
	Restructuring costs	498	—

		$1,107	$433

(5)	Corporate SGA:
	Share-based compensation	$4,632	$3,395
	Securities litigation	79	—

		$4,711	$3,395

(6)	CVI research and development expense:
	Share-based compensation	$166	$80
	Corneal health product line phase out	88	567

		$254	$647

(7)	CSI research and development expense:
	Share-based compensation	$9	$7
	CooperSurgical in-process R&D	4,157	—

		$4,166	$7

(8)	CVI restructuring:
	Restructuring costs in operating expenses	$1,851	$1,340

		$1,851	$1,340

(9)	CSI restructuring costs	$14	$—

(10)	Interest expense:
	Write-off of deferred financing costs	$(882)	$(4,085)

		$(882)	$(4,085)

(11)	Provision for income taxes:
	Income tax effect	$(3,325)	$(1,064)

Conference Call

The Cooper Companies will hold a conference call to discuss its first quarter 2007 results today at 2pm Pacific Standard Time. In the United States, dial +1-866-202-0886. Outside the United States, dial +1-617-213-8841. The passcode is 28490090.

A replay will be available approximately one hour after the call ends and will be available for five days. In the United States, dial +1-888-286-8010. Outside the United States, dial +1-617-801-6888. The replay passcode is 41286861. This call will also be broadcast live on The Cooper Companies’ Web site, www.coopercos.com and at www.streetevents.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These include certain statements about the integration of the Ocular business, our capital resources, performance and results of operations. In addition, all statements regarding anticipated growth in our revenue, anticipated market conditions, planned product launches and results of operations are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. These include the risk that acquired businesses will not be integrated successfully into CVI and CSI, including the risk that the Company may not continue to realize anticipated benefits from its cost-cutting measures and inherent in accounting assumptions made regarding the acquisitions; the risks that CVI’s new products will be delayed or not occur at all, or that sales will be limited following introduction due to manufacturing constraints or poor market acceptance; risks related to implementation of information technology systems covering the Company’s businesses and any delays in such implementation or other events which could result in Management having to report a material weakness in the effectiveness of the Company’s internal control over financial reporting in its 2007 Annual Report on Form 10-K; risks with respect to the ultimate validity and enforceability of the Company’s patent applications and patents and the possible infringement of the intellectual property of others; and the impact of the Lone Star and Wallach acquisitions on CSI’s and the Company’s revenue, earnings and margins.

Events, among others, that could cause our actual results and future actions of the Company to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing or distribution facilities, new competitors or technologies, significant delays in new product introductions, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, variations in stock option expenses caused by stock price movement or other assumptions inherent in accounting for stock options, dilution to earnings per share from acquisitions or issuing stock, worldwide regulatory issues, including product recalls and the effect of healthcare reform legislation, cost of complying with corporate governance requirements, changes in tax laws or their interpretation, changes in geographic profit mix effecting tax rates, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements or judgments, the adverse effects of natural disasters on patients, practitioners and product distribution, cost of business divestitures, changes in expected utilization of recognized net operating loss carry forwards, the requirement to provide for a significant liability or to write off a significant asset, including impaired goodwill, changes in accounting principles or estimates and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2006, as such Risk Factors may be updated in quarterly filings. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Corporate Information

The Cooper Companies, Inc. manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Lake Forest and Pleasanton, Calif. The World Wide Web address is www.coopercos.com. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data.

CooperVision manufactures and markets contact lenses. Headquartered in Lake Forest, Calif., it manufactures in Juana Diaz, Puerto Rico, Norfolk, Va., Rochester, N.Y., Adelaide, Australia, Hamble and Hampshire England, Ligny-en-Barrios, France, and Madrid, Spain. Its Web address is www.coopervision.com.

CooperSurgical manufactures and markets diagnostic products, surgical instruments and accessories to the women’s healthcare market. With headquarters and manufacturing facilities in Trumbull and Orange, Conn., and in Pasadena, Calif., Houston, Texas, North Normandy, Ill., Williston, Vt., Fort Atkinson, Wis., Montreal and Berlin. Its Web address is www.coopersurgical.com.

The Cooper Companies, Inc. and its subsidiaries and/or affiliates own, license or distribute the following trademarks which are italicized in this report: Proclear® and Biofinity® are registered trademarks of The Cooper Companies, Inc., its subsidiaries and/or affiliates. Biomedics EP, Biomedics XC, PC Technology and Proclear 1 Day are trademarks of The Cooper Companies, Inc., its subsidiaries and/or affiliates.

The information on Cooper’s Web sites and its interactive telephone system are not part of this announcement.

FINANCIAL STATEMENTS FOLLOW

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(In thousands, except earnings per share amounts)

(Unaudited)

	Three Months Ended January 31,
	2007	2006
Net sales	$219,420	$205,739
Cost of sales	89,508	76,578

Gross profit	129,912	129,161
Selling, general and administrative expense	97,523	84,446
Research and development expense	11,111	5,932
Restructuring costs	1,865	1,340
Amortization of intangibles	3,651	3,729

Operating income	15,762	33,714
Interest expense	9,792	12,513
Other income (loss), net	819	(1,078)

Income before income taxes	6,789	20,123
Provision for income taxes	1,441	2,169

Net income	5,348	17,954
Add interest charge applicable to convertible debt, net of tax	523	522

Income for calculating diluted earnings per share	$5,871	$18,476

Diluted earnings per share	$0.12	$0.39

Number of shares used to compute earnings per share	47,574	47,614

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	January 31, 2007	October 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$23,544	$8,224
Trade receivables, net	156,815	146,584
Inventories	248,021	236,512
Deferred tax asset	18,449	19,659
Other current assets	47,370	45,972

Total current assets	494,199	456,951

Property, plant and equipment, net	536,183	496,357
Goodwill	1,238,044	1,217,084
Other intangibles, net	149,160	147,160
Deferred tax asset	26,490	21,479
Other assets	24,920	13,570

	$2,468,996	$2,352,601

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$36,142	$61,366
Other current liabilities	194,259	215,264

Total current liabilities	230,401	276,630

Long-term debt	817,519	681,286
Other liabilities	5,991	6,682
Deferred tax liabilities	12,442	9,494

Total liabilities	1,066,353	974,092

Stockholders’ equity	1,402,643	1,378,509

	$2,468,996	$2,352,601

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